Exhibit (d)(17)
PACIFIC SELECT FUND
FEE SCHEDULE
A I M CAPITAL MANAGEMENT, INC.
Portfolio: Blue Chip
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Blue Chip Portfolio, according to the following schedule:
0.45% of the first $25 million
0.40% on the next $125 million
0.35% on the next $850 million
0.30% on the next $1 billion
0.25% on excess
Portfolio: Aggressive Growth
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Aggressive Growth Portfolio, according to the following schedule:
0.50% of the first $50 million
0.45% on the next $50 million
0.40% on excess
     These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of May 1, 2005.
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer	By:	/s/ Audrey L. Milfs
Name: Glenn S. Schafer		Name: Audrey L. Milfs
Title: President		Title: Secretary
A I M CAPITAL MANAGEMENT, INC.

Attest: /s/ Jim Coppedge	By:	/s/ Benjamin A. Hock, Jr.
Name: Jim Coppedge	Name: Benjamin A. Hock, Jr.
Title: Secretary	Title:	Managing Director
PACIFIC SELECT FUND

By:	/s/ Glenn S. Schafer
Name: Glenn S. Schafer
Title:	President